EXHIBIT 10.19

February 12, 2003

Mr. Jeffrey J. Quade

3332 Vintage Drive

Round Rock, TX 78664

Dear Jeff:

On behalf of NetSolve, Incorporated, I am pleased to offer you the role of Vice President – Human Resources, reporting to David Hood, CEO beginning on Monday, March 10, 2003. In this executive leadership position, you will have the opportunity to be an important partner in that of NetSolve’s and your success.

The monthly base salary for this position will be $14,583.34 ($175,000.00 on an annualized basis) and will be paid on a semi-monthly basis. Pay periods currently end on the 15th day and the last day of each month. You will also be eligible for participation in the NetSolve’s Fiscal Year 2004 Management Incentive Plan.

You will accrue your first 40 hours of vacation once you have completed six months of service. Thereafter, you will accrue 3.3334 hours of vacation per pay period. This equates to two weeks of vacation once you have completed a year of service. In addition, you will be entitled to five personal holidays for the 2003 calendar year.

At the next regular meeting of the Board of Directors, we will recommend that you be issued Stock Options to purchase 50,000 shares of NetSolve Incorporated common stock, of which the maximum amount allowable under applicable regulations will be Incentive Stock Options with the remainder being non-qualified stock options, all pursuant to the Company’s stock option plan. The actual approval and grant of options, and the option price, will be subject to Board of Director’s approval and the provisions of the plan.

In addition to the above, NetSolve also offers employee benefits including group medical and dental insurance, 401(k) Plan, and a 125 Cafeteria Plan. You will become eligible for these benefits under, and subject to, the plans offered by the Company, which may be modified in the future to meet individual and Company needs.

All offers of employment made by NetSolve are contingent upon the following:

•	You are able to establish that you are authorized to work in the U.S.A. by the third day following your hire date; and
•	You agree to, and we receive, satisfactory results on a background check of your education, work, driving, and criminal history; and
•	You sign the enclosed NetSolve Proprietary Information and Inventions Agreement.

As with all our employees, if you should accept and then change your mind later, you can terminate your employment at any time for any or no reason, as can the Company, it being understood that your employment with the Company will be on an “at will” basis.

Please use the enclosed small token gift pen to sign and date below your acceptance of this offer of employment and return one copy. The other original is for your personal records. We look forward to seeing you on March 10th. Upon your arrival at 8:30AM that day, please ask the receptionist to call me and I shall be pleased to escort you to your new work area.

With the next week, you will be contacted by Jenny Voigt (340-3029) or Brianna Bohac (340-3154) to set up an appointment for your initial new hire orientation/on-boarding meeting.

Jeff, in closing, please know that speaking for the HR organization and myself, we are extremely excited and encouraged to have you as our new team leader.

Sincerely,

/s/ Deborah Cerbone

Deborah Cerbone

Dir., Talent & Career Opportunities

:dc

Enclosures

I accept this offer of employment at NetSolve, Inc.

/s/ Jeffrey J. Quade

Jeffrey J. Quade                                         Date: